News Release

Exhibit 99.3

Acuity Brands Declares Quarterly Dividend And
Announces Annual Meeting Date

ATLANTA, September 30, 2011 - The Board of Directors of Acuity Brands, Inc. (NYSE: AYI; "Company") today declared a quarterly dividend of 13 cents per share.  The dividend is payable on November 1, 2011 to shareholders of record on October 18, 2011.  In addition, Acuity Brands announced that it will hold its Annual Meeting of Stockholders at 11:00 a.m. ET on Friday, January 6, 2012, in the Ballroom of the Four Seasons Hotel, 75 Fourteenth Street N.E., Atlanta, Georgia.  The quarterly meeting of the Company's Board of Directors will also take place that day.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of luminaires, lighting control systems and related products and services with fiscal year 2010 net sales of over $1.6 billion. The Company's lighting and system control product lines include Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, RELOC®, Antique Street Lamps™, Tersen®, Winona® Lighting, Synergy® Lighting Controls, Sensor Switch®, Lighting Control & Design™, Dark to Light®, ROAM®, Sunoptics®, acculamp™ and Healthcare Lighting®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 6,000 associates and has operations throughout North America, Europe and Asia. All trademarks referenced are the property of their respective owners.

Contacts:
Dan Smith
dan.smith@acuitybrands.com, 404.853.1438

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